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                                   EXHIBIT 23


                              ACCOUNTANTS' CONSENT


The Board of Directors
BancorpSouth, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-28081) on Form S-4 and the Registration Statement (No. 33-60699) on Form S-8 of BancorpSouth, Inc. of our report dated January 20, 1999, relating to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is included in the 1998 annual report on Form 10-K of BancorpSouth, Inc.




                                                  KPMG LLP


Memphis, Tennessee
March 29, 1999